Exhibit 2.3

TERRITORY OF THE BRITISH VIRGIN ISLANDS

INTERNATIONAL BUSINESS COMPANIES ACT (CAP 291)

PLAN OF MERGER

OF

CHINA UNISTONE ACQUISITION CORP.

(a Delaware, United States of America Corporation)

into

YUCHENG TECHNOLOGIES LIMITED

(a British Virgin Islands International Business Company)

1.               Plan of Merger

(a)                                  Names of constituent companies and surviving company.

The names of the constituent companies are China Unistone Acquisition Corp., a Delaware, United States of America corporation incorporated on the 7th day of May 2004, (the “Merged Company”) and Yucheng Technologies Limited, a British Virgin Islands International Business Company incorporated on the 17th day of November 2005 (the “Surviving Company”) and the name of the Surviving Company will be Yucheng Technologies Limited.

(b)                                 Designation and number of outstanding shares

The authorized share capital of the Merged Company is 21,000,000 comprised of 20,000,000 shares of stock, par value US$0.0001 per share and 1,000,000 shares of preferred stock, par value US$0.0001 per share of which 4,200,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. There are 6,900,000 warrants outstanding to purchase up to 6,900,000 shares of common stock and a unit purchase option to purchase up to 150,000 shares of common stock and 300,000 warrants to purchase up to 300,000 shares of common stock.

The Surviving Company shall be authorized to issue 61,000,000 shares comprising of 60,000,000 shares of ordinary stock, no par value and 1,000,000  preference shares, no par value of which 4,200,000 shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. There will be 6,900,000 warrants outstanding to purchase up to

6,900,000 ordinary shares and a unit purchase option to purchase up to 150,000 ordinary shares and 300,000 warrants to purchase up to 300,000 ordinary shares.

(c)                                  Terms and conditions of the merger

On the effective date of the merger —

(i)             the separate corporate existence of the Merged Company shall cease and the Surviving Company shall succeed to all property and assets whatsoever of the Merged Company without the necessity for any separate transfer and shall be responsible for all liabilities and obligations of the Merged Company.

(ii)          one new ordinary share of the Surviving Company will be issued for each outstanding share of common stock of the Merged Company. Each ordinary share of the Surviving Company that is owned by the Merged Company will be canceled and resume the status of authorized but unissued ordinary shares of the Surviving Company. The Merged Company’s shares no longer will be eligible to trade on the over-the-counter bulletin board market (“OTCBB”). The shares of the Surviving Company will be eligible to trade in their place under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB or will be as determined with the approval of NASDAQ National Market if that is where the shares will trade upon consummation of the stock purchase transaction.

(iii)       the Surviving Company will assume the outstanding warrants and unit purchase option of the Merged Company on the same terms as currently issued.

(iv)      the number of directors of the Surviving Company shall be increased to seven.

(v)         constituent documents of the Surviving Company in effect on the   effective date shall be the constituent documents of the Surviving Company.

(d)                                 Amendment to Memorandum and Articles of Association

The existing Memorandum and Articles of Association of the Surviving Company shall continue to be the Memorandum and Articles of Association of the Surviving Company without amendment.

2.              Manner in which the Plan of Merger was authorized

The Plan of Merger was approved by a resolution of the directors of the Merged Company on the 13th day of December, 2005 and by the directors of the Surviving Company on the 13th day of December, 2005 and was authorized by the consent of the stockholders of the Merged Company on the _____ day of ________, 2006 and by the members of the Surviving Company on the 13th day of December, 2005.

CHINA UNISTONE ACQUISITION CORP.

By:
Name: Chih Cheung
Title: President

YUCHENG TECHNOLOGIES LIMITED

By:
Name: Chih Cheung
Title: President and Sole Director